UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FORWARD AIR CORPORATION
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April 2, 2020
Dear Fellow Shareholder:
On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the 2020 Annual Meeting of Shareholders on Tuesday, May 12, 2020, beginning at 8:00 a.m., EDT in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.
I hope you will be able to join us, and we look forward to seeing you at the meeting.
Sincerely yours,
Thomas Schmitt
Chairman, President and CEO

FORWARD AIR CORPORATION
1915 Snapps Ferry Road, Building N
Greeneville, Tennessee 37745

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2020

To the Shareholders of Forward Air Corporation:
The 2020 Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 12, 2020, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.*
Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to bring identification and will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.
The purposes of this meeting are:

1.	To re-elect ten members of the Board of Directors with terms expiring at the 2021 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2020 fiscal year;

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”); and

4.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 on or about April 2, 2020.
Our Proxy Statement and Annual Report are available online at: www.proxyvote.com.
We will make available a list of shareholders of record as of March 11, 2020, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from April 1, 2020 until May 12, 2020 at the Company’s principal place of business, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.
Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 11, 2020 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR each of the director nominees in proposal 1, and FOR proposals 2 and 3.
It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted at the Annual Meeting.

By Order of the Board of Directors,

Greeneville, Tennessee April 2, 2020	Michael L. Hance Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2020.
The Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com.

* We currently intend to hold the 2020 Annual Meeting of Shareholders in person. However, we are actively monitoring the coronavirus, or COVID-19, and are sensitive to the public health and travel concerns that our shareholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the 2020 Annual Meeting of Shareholders in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the 2020 Annual Meeting of Shareholders. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

FORWARD AIR CORPORATION
1915 Snapps Ferry Road, Building N
Greeneville, Tennessee 37745
(423) 636-7000

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 12, 2020, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2020 Annual Meeting of Shareholders.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each properly executed proxy will be voted FOR each of the director nominees in proposal 1, and FOR proposals 2 and 3 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.
Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 11, 2020 (the “Record Date”). There were 28,056,094 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding on the Record Date. The presence, in person or by proxy, of a majority of shares of common stock will, therefore, constitute a quorum at the Annual Meeting.
The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on the election of directors.
In the event that any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.
The ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2020 fiscal year, the say on pay vote and any other matter that properly comes before the Annual Meeting will be approved by a majority of the votes cast. A properly executed proxy marked “Abstain” with respect to such proposals will not be voted on such proposals, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from proposals 2 and 3 or any other proposal that properly comes before the Annual Meeting will have no effect on whether such proposals are approved.
Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for matters that are not considered “routine.” The matters contained in this Proxy Statement that are not considered routine are the election of the Board and the say on pay vote. Shares held by your broker will not be voted on these matters absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes”

with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum but will have no effect on whether such proposals are approved.
The Company will bear the cost of soliciting proxies for the Annual Meeting. The Company has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies and to verify certain records related to the solicitation subject to customary terms and conditions. The Company will pay Innisfree a fee of $10,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Amended and Restated Bylaws (“Bylaws”) permit the Board to fix the size of the Board. At the date of this Proxy Statement, our Board is comprised of ten directors, nine of whom are non-employee directors. There are ten nominees for election at the Annual Meeting, each to hold office until the 2021 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected.
Recommendation of the Board
The Board recommends a vote FOR the election of the ten nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. Proxies cannot be voted for a greater number of persons than the number named.
Shareholder Vote Requirement
The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board.
In the event any director nominee, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.
Director Nominees
The following persons are the nominees for re-election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.
The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2014 and from 2011 to 2013 Age 78

Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. He served as Chairman of the Board, President and Chief Executive Officer of Aaron’s, Inc. (“Aaron’s”), a leading lease-to-own company for furniture, appliances and electronics, from November 2012 until April 2014, continuing in the role of Chief Executive Officer until his retirement in August 2014. Previously, he served as President and Chief Executive Officer of Aaron’s from February 2012 until November 2012. Mr. Allen has been a Director of The Coca-Cola Company since 1991 and currently serves on its finance committee and as Chairman of its audit committee, but will be retiring in April 2020. In addition, he has been a Director of Aircastle Limited since 2006 and currently serves on its audit and nominating and governance committees. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010 and Guided Therapeutics Inc. from 2008 to 2014.

Qualifications. The Board believes Mr. Allen brings a significant depth of senior leadership and governance experience to the Board. The Board believes that Mr. Allen utilizes that experience in his service as Chairman of the Corporate Governance and Nominating Committee.

ANA B. AMICARELLA	Director since 2017 Age 54
Ms. Amicarella is the Chief Executive Officer of EthosEnergy, an independent service provider of rotating equipment services and solutions to the global power, oil and gas and industrial markets. Prior to joining EthosEnergy in December 2019, Ms. Amicarella served as Managing Director for the Latin America business of Aggreko PLC, a rental business of mobile power plants and temperature control solutions, after serving as Vice President of various business units from 2011 to April 2019. Previously, she was general manager of GE Oil & Gas Services for North America. Ms. Amicarella began her career as a field engineer with GE in 1988, and during her tenure, she served in various professional capacities within the areas of services, sales, strategy and P&L leadership. Ms. Amicarella was elected to the board of Warrior Met Coal, Inc. in August 2018 and serves as a member of its audit, nominating and governance, and environmental health and safety committees. Ms. Amicarella received a B.S. in electrical engineering from The Ohio State University and an MBA from Oakland University. She competed in the 1984 Olympics in synchronized swimming for Venezuela and was an All-American while at The Ohio State University.
Qualifications. The Board believes that Ms. Amicarella’s extensive business, prior management experience and diversity, including her Hispanic background brings sound guidance to our Board. The Board believes that Ms. Amicarella utilizes that experience in her service as a member of both the Audit Committee and the Corporate Governance and Nominating Committee.

VALERIE A. BONEBRAKE	Director since 2018 Age 68

Ms. Bonebrake retired as a Senior Vice President of Tompkins International in March 2018 and has more than 25 years of industry experience in logistics services. In her role at Tompkins, she consulted with an array of companies and industries in North America and across the globe. Prior to joining Tompkins in 2009, she was the Executive Vice President and a cofounder of the YRC Worldwide subsidiary, Meridian IQ (now Noatum Logistics), a global third party logistics company. Ms. Bonebrake spent 19 years at Ryder System, Inc. in various leadership roles of increasing responsibility in the company’s supply chain solutions segment. She also has been recognized by Ingram Magazine as one of the Top Ten Female Executives in Kansas, and was a 2010 recipient of Supply & Demand Chain Executive’s Pros to Know award. She holds a M.S. in International Logistics from the Georgia Institute of Technology.
Qualifications. The Board believes that Ms. Bonebrake contributes strategic insight to our Board based on her extensive experience in the transportation industry. The Board believes that Ms. Bonebrake utilizes that experience in her service as a member of the Audit Committee.

C. ROBERT CAMPBELL	Director since 2005 Age 75

Mr. Campbell served as the Company’s Lead Independent Director from May 2014 to May 2019. He served as Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, from October 2004 until December 2013. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc. from April 1998 to June 2000. He served as Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. from March 1995 to March 1998. Also, Mr. Campbell worked for Ryder System, Inc., for over 20 years including serving for 10 years as Executive Vice President and Chief Financial Officer for its Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public

Accountant (Inactive). Mr. Campbell was a Director of Pernix Group, Inc. from January 2014 until June 2018. In addition, Mr. Campbell has been a Director of MasTec, Inc. since September 2016.
Qualifications. The Board believes that Mr. Campbell brings to the Board a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing as he has served in executive leadership capacities with transportation and logistics companies and as Chief Financial Officer for a publicly-traded concern, until his retirement in December 2013. The Board believes that Mr. Campbell utilizes that experience in his service as a member of the Compensation Committee.

R. CRAIG CARLOCK	Director since 2015 Age 53

Mr. Carlock has served as the Company’s Lead Independent Director since May 2019. He has served as the Chief Executive Officer and a director of Omega Sports, Inc since April 2017. Prior to Omega Sports, Inc., he served as the President and Chief Executive Officer of The Fresh Market from January 2009 to January 2015 and as a member of its board of directors from June 2012 to January 2015. He began his career with The Fresh Market in 1999 and served in various capacities culminating with the position of President and Chief Executive Officer. During his time with The Fresh Market, Mr. Carlock served as its Executive Vice President and Chief Operating Officer as well as its Senior Vice President-Store Operations, Vice President-Merchandising and Marketing, and Director of Merchandising & Marketing Strategy. Prior to joining The Fresh Market, Mr. Carlock was Financial Manager, Fabric Care Category, at Procter & Gamble Company.
Qualifications. The Board believes that Mr. Carlock’s leadership experience is invaluable to management and the Board in, among other things, the areas of strategy, development and corporate governance. The Board believes that Mr. Carlock utilizes that experience in his service as a member of the Audit Committee and Chairman of the Compensation Committee.

C. JOHN LANGLEY, JR., Ph.D.	Director since 2004 Age 74

Dr. Langley has served as Clinical Professor of Supply Chain Management and Director of Development for The Center for Supply Chain Research at The Pennsylvania State University since 2011. Formerly, Dr. Langley served as Professor of Supply Chain Management at the Georgia Institute of Technology from September 2001 until October 2010, and from September 1973 until July 2001, he was the John H. Dove Professor of Logistics and Transportation at the University of Tennessee. Dr. Langley is a Director of Averitt Express, Inc. In addition, he was a Director of UTi Worldwide, Inc. until its sale in 2016. He served on its audit committee and nominations and corporate governance committee.
Qualifications. Dr. Langley has spent over 40 years teaching, lecturing and consulting in the logistics field. The Board believes that he brings a breadth of knowledge and experience that the Board and management relies upon in discussing the Company’s strategy and opportunities. The Board believes that Dr. Langley utilizes that experience in his service as a member of the Compensation Committee.

G. MICHAEL LYNCH	Director since 2005 Age 76

Mr. Lynch served as the Company’s Lead Independent Director from January 2009 to December 2011. He was Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation (“Federal-Mogul”) from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company, where his most recent position was Controller, Automotive Components Division, which ultimately became Visteon

Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch served as Director for Champion Enterprises, Inc. from March 2003 to March 2011, where he served as Chairman of its audit committee.
Qualifications. Mr. Lynch brings over 40 years’ experience of serving in key positions with Fortune 500 companies, and approximately 10 years’ experience serving as a director on public company boards. The Board believes that Mr. Lynch utilizes that experience in his service as a member of the Corporate Governance and Nominating Committee and as Chairman of the Audit Committee.

THOMAS SCHMITT	Director since 2018 Age 55

Mr. Schmitt has served as President, Chief Executive Officer and director since September 2018 and was elected Chairman of the Board in May 2019. Prior to joining Forward Air, he served as Management Board Member and Chief Commercial Officer for DB Schenker, a Global Logistics Company from June 2015 to July 2018. From January 2013 to April 2015, Mr. Schmitt was President, Chief Executive Officer and Director of Aqua Terra, a Canadian provider of natural spring water. From 2010 to 2012, he served as President, Chief Executive Officer and Director of Purolator, a Canadian parcel and freight transportation company. Prior to joining Purolator, Mr. Schmitt spent 12 years at FedEx in Memphis, Tennessee where he served as Chief Executive Officer of FedEx Supply Chain and Senior Vice President of FedEx Solutions. Prior to his time with FedEx, Mr. Schmitt held senior roles at McKinsey & Company. He has been a Non-Executive Director of the Ferguson Plc board since February 2019. Mr. Schmitt also served on the board of directors of Dicom Transportation Group from January 2014 to June 2018, Zooplus AG, from June 2013 to May 2016, and Univar, Inc., from August 2008 to May 2013. Mr. Schmitt holds an MBA from the Harvard Business School and received his BA in European Business Administration from Middlesex University.
Qualifications. Mr. Schmitt’s extensive experience in senior leadership positions at large national and global logistics companies as well as his position as the Company’s Chief Executive Officer provide the Board with significant insight into the Company’s strategy and operations.

LAURIE A. TUCKER	Director since 2019 Age 63

Ms. Tucker has served as the Founder and Chief Strategy Officer of Calade Partners LLC, a marketing consultancy firm, since January 2014. She previously served as the Senior Vice President, Corporate Marketing of FedEx Services, Inc., a subsidiary of FedEx Corporation, from 2000 until she retired in December 2013. She was employed by FedEx in various capacities of increasing experience and responsibilities since 1978. Ms. Tucker has served as a director of publicly traded companies, such as, Alliance Data Systems, since May 2015 and Iron Mountain Incorporated from May 2007 to May 2014. Ms. Tucker holds a B.B.A. in Accountancy and an M.B.A. in Finance from the University of Memphis.
Qualifications. Ms. Tucker’s 35 years of experience at FedEx provides the Board with valuable insight with respect to corporate marketing strategies and large-scale operations. The Board believes that her experience overseeing finance, pricing, technology and customer technology will benefit the Audit Committee.

W. GILBERT WEST	Director since 2018 Age 59

Mr. West has served as Senior Executive Vice President and Chief Operating Officer of Delta Air Lines (“Delta”) since February 2016 and previously served in various leadership positions since he began his career with Delta in March 2008. He previously served as President and CEO of Laidlaw Transit Services from 2006 to 2007. He also has been a member of the Brevard College Board of Trustees in North Carolina since October 2017. He served from 2014 to 2016 on the Board of Directors for the American Cancer Society and from 2008 until 2014, he was member of its Executive Leadership Council. He has served on the Board of Directors for Wheels Up Partners LLC since January 2020.
Qualifications. Mr. West has significant operational experience including leading the operations of very large and diverse transportation and manufacturing companies which is invaluable to the Board as it assists in developing the Company’s strategic goals, oversees senior management and evaluates Company performance. The Board believes that Mr. West utilizes that experience in his service as a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE
Independent Directors
The Company’s common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the Company’s ten current directors are “independent directors” on the basis of Nasdaq’s standards and a review of each director’s responses to questionnaires asking about any material relationships or affiliations with us.
The independent directors are Ronald W. Allen, Ana B. Amicarella, Valerie A. Bonebrake, C. Robert Campbell, R. Craig Carlock, C. John Langley, Jr., G. Michael Lynch, Laurie A. Tucker and W. Gilbert West.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. The topics addressed in our Corporate Governance Guidelines include:

•	Chairman and Lead Independent Director;

•	Independence of the Board;

•	New directors, Board membership criteria and role of the Board;

•	Committees of the Board and related matters;

•	Director orientation and continuing education;

•	Independent director stock ownership guidelines;

•	Self-evaluation by the Board;

•	Director change in status and resignation policy in uncontested elections;

•	Leadership development and succession planning; and

•	Shareholder communications with the Board.
The Company’s Corporate Governance Guidelines are available through the Governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com.
Independent Director Meetings
Pursuant to the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, an independent director designated by such Lead Independent Director.
Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the independent directors as a group should follow the procedures found below under “Shareholder Communications.”
Director Nominating Process
Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by writing to the Corporate Secretary at Forward Air Corporation, 1915 Snapps

Ferry Road, Building N, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.
All recommendations should include the written consent of the nominee to be nominated for election to the Board. To be considered, the Company must receive recommendations at least 90 calendar days but not more than 120 calendar days prior to the one-year anniversary of the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2021 Annual Meeting of Shareholders, this deadline is between January 13, 2021 and February 12, 2021. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.
The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.
The Board has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.
The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and it shall evaluate the candidates based on the needs of the Board at that time and the candidates’ knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Corporate Governance and Nominating Committee believe that the Board should be comprised of a well-balanced group of individuals. The Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.
The Corporate Governance and Nominating Committee also believes that diversity of race, ethnicity and gender are important factors in evaluating candidates for nominees. Accordingly, the Board is committed to including diverse individuals, including women and people of color in each candidate pool from which non-management director nominees are selected. To that end, since July 2017, the Board has added Ana B. Amicarella, who identifies as Hispanic, Valerie A. Bonebrake (January 2018) and Laurie A. Tucker (October 2019) to its Board.
Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party, except that in the case of shareholder recommendations, the Corporate Governance and Nominating Committee may also take into consideration the number of shares of Company stock held by the recommending shareholder and the length of time that such shares have been held. The Corporate Governance and Nominating Committee will submit its director candidate(s) recommendation to the Board for approval and recommendation to the shareholders.

Annual Performance Evaluations
The Company’s Corporate Governance Guidelines provide that the Board shall conduct an annual evaluation to determine, among other matters, whether the Board and the committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process. The Board also conducts Board evaluations. In 2019, the Board conducted its self-evaluation and a Lead Independent Director evaluation.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available through the governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Secretary as described below under “Shareholder Communications.”
Board Attendance
The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2019, the Board held five meetings. All of the incumbent directors who were on the Board during 2019 attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served during 2019. All of the Board members at the time of the 2019 Annual Meeting of Shareholders attended the 2019 Annual Meeting of Shareholders.
Board Committees
The Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and an Executive Committee.
The charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available through the governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2019 and their present membership is set forth below.
The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the meeting, including their current committee assignments.

Audit Committee. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee considers the impact of changing its current firm, is involved in selecting the lead partner, and considers the fee arrangement and scope of the audit. The Audit Committee also reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and financial controls with the Company’s financial and accounting staff. The Audit Committee may meet in executive session, without management present, on any matter it deems appropriate. In addition, the Audit Committee assists the Board in its oversight of the Company’s legal compliance, ethics and information system controls and security programs. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on pages 47-48 of this Proxy Statement and in the Audit Committee Charter.
The Board has determined that each member of the Audit Committee meets the independence requirements under Nasdaq listing standards and the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that each of Ana B. Amicarella and G. Michael Lynch of the Audit Committee meet the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC.
Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of the Company’s executive officers reviewing, approving and administering the Company’s employee incentive plans and other employee benefit plans. The Committee is also responsible for recommending the compensation for non-employee directors. It also reviews, approves and make recommendations, as necessary, to the Board with respect to the Company’s policies and procedures relating to executive officer or director compensation, such as, any clawback policy, stock ownership guidelines, or pledging or hedging policy.
Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see pages 20-36 of this Proxy Statement). Furthermore, the Compensation Committee oversees management succession planning along with the Corporate Governance and Nominating Committee.
In fulfilling its responsibilities, the Compensation Committee may delegate its responsibilities to a subcommittee consisting of members of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of independent directors. The Company’s Chief Executive Officer may not be present during deliberations or voting regarding his or her compensation. To the extent helpful to the work of the Compensation Committee, however, the Company’s Chief Executive Officer may be invited by the Compensation Committee to participate in discussion relating to his or her compensation that may precede further deliberation or voting.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant, to assist it during 2019. During the year, the consultant reviewed materials prepared by management and provided the Compensation Committee with information on compensation trends, best practices and changes in the regulatory environment, in addition to providing executive compensation benchmarking information. Meridian provided no services other than those related to executive and director pay and related governance.
The Board has determined that each member of the Compensation Committee is independent pursuant to Nasdaq listing standards, and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-l(b)(4)(i) through (vi) under the Exchange Act and the Nasdaq listing standards, is not aware of any conflict of interest that has been raised by the work performed by Meridian.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Corporate Governance and Nominating Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews the Company’s Corporate Governance Guidelines, and otherwise oversees corporate governance matters. The Corporate Governance and Nominating Committee is also responsible for overseeing the annual evaluation of the Board and for periodically reviewing and making recommendations to the Board regarding director compensation for the Board’s approval. The Corporate Governance and Nominating Committee also reviews the Company’s environmental, social and governmental policies, as well as manages sustainability-related risks and makes recommendations that it deems appropriate. Furthermore, the Corporate Governance and Nominating Committee oversees management succession planning along with the Compensation Committee. The Corporate Governance and Nominating Committee may meet in executive session, without management present, on any matter it deems appropriate.
A description of the Committee’s policy regarding director candidates nominated by shareholders appears in the section titled “Director Nominating Process” above. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent pursuant to Nasdaq listing standards.
Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.
Compensation Committee Interlocks and Insider Participations
During the fiscal year ended December 31, 2019, Ronald W. Allen, R. Craig Carlock, C. John Langley Jr., W. Gilbert West and C. Robert Campbell served as members of the Compensation Committee. None of these directors was, during 2019, an officer or employee of our Company, or was formerly an officer of our Company. There were no transactions in 2019 between us and any directors who served as Compensation Committee members for any part of 2019 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions. During 2019, none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2019.
Certain Relationships and Related Person Transactions
The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related-person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are required to be disclosed in a company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person; and

•	the importance of the transaction to the Company.
Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.
Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.
Board Leadership Structure
In accordance with our Bylaws and Corporate Governance Guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. R. Craig Carlock serves as Lead Independent Director and he has served in that capacity since May of 2019.
Other than a six-month period beginning in September 2018, during which our newly-appointed Chief Executive Officer, Thomas Schmitt, has not served as Chairman, the Company has operated for over ten years using a board leadership structure under which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company has been well-served in having a combined Chief Executive Officer and Chairman. The Board believes that having Mr. Schmitt serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Schmitt serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He is a recognized leader in the transportation industry and has all of the skills incumbent to serve as our Board’s Chairman.
The Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Independent Director is responsible for (i) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (ii) approving agendas and schedules for Board meetings and the information that is provided to directors, and (iii) serving as a liaison between the Chairman and the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors.
The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Independent Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Lead Independent Director serving as the leader of the independent directors.
On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure-under which the Chief Executive Officer serves as Chairman of the Board, the Board committees are chaired by independent directors and a Lead Independent Director assumes specified responsibilities on behalf of the independent directors-is presently the optimal board leadership structure for the Company and its shareholders.
Risk Oversight
On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks and information system controls and security risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer, Chief Information Officer and other Company officers as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Corporate Governance and Nominating Committee also oversees the Company’s environmental, social and governance policies and activities and any associated risks. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.
Corporate Sustainability and Responsibility
At Forward Air, our mission is to create long-term value for our shareholders, customers and employees while having a positive impact on the communities in which we live and work. We strive to integrate social responsibility and environmental sustainability into every aspect of our strategy - from how we engage with employees and local communities to offering more sustainable products and services to customers. Our commitment to this mission requires us to adhere to a strong corporate governance program that includes policies and principles that integrate environmental, social and governance (“ESG”) matters into our broader risk management and strategic planning initiatives.
During fiscal 2019, the Board amended the Corporate Governance and Nominating Committee charter to reflect that the committee would review and discuss with management, at least quarterly, the Company’s (i) environmental, social and governance matters and (ii) management of sustainability-related risks. The Corporate Governance and Nominating Committee provides leadership and oversight of our ESG practices, including oversight of our policies and programs related to environmental sustainability, health and safety, diversity and inclusion, and charitable giving.
To facilitate our ESG initiatives, we appointed a head of Corporate ESG in the first quarter of 2020. We also have engaged a third-party to conduct an ESG materiality assessment during the first half of 2020. Our intent is to build upon this work to develop a more robust ESG strategy, institutionalize processes and begin to provide more public disclosure around activities and performance going forward.

DIRECTOR COMPENSATION
The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.
The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program.
In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:

•	an annual cash retainer of $70,000 for all non-employee directors;

•	an additional annual cash retainer of $50,000 for the Lead Independent Director;

•	an additional annual cash retainer of $20,000 for the Audit Committee Chair;

•	an additional annual cash retainer of $20,000 for the Corporate Governance and Nominating Committee Chair;

•	an additional annual cash retainer of $20,000 for the Compensation Committee Chair; and

•
an additional annual cash retainer of $10,000 for all non-Chair Audit Committee members, an additional annual cash retainer of $10,000 for all non-Chair Compensation Committee members and an additional annual cash retainer of $10,000 for all non-Chair Corporate Governance and Nominating Committee members.

All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.
In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan, as further amended on February 8, 2013 and January 25, 2016 (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. Unless otherwise determined by the Board, the Annual Grants will become vested and non-forfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date, so long as the non-employee director’s service with the Company does not earlier terminate. In 2019, each non-employee director received restricted shares valued at $115,000.
Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least five times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to obtain this ownership stake. As of March 11, 2020, each independent director was in compliance with his or her individual retention requirements as set forth in the Company’s Corporate Governance Guidelines. The following table shows the compensation the Company paid in 2019 to its non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

The following table indicates the aggregate number of deferred stock units or non-vested restricted shares held by each incumbent director at the end of 2019 and those shares or units that have not yet vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the named executive officers, or the “NEOs”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2019.
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)(2)(3)
Directors, Nominees and NEOs		
Thomas Schmitt	63,879(4)	*
Ronald W. Allen	15,989(5)	*
Ana B. Amicarella	5,257(6)	*
Valerie A. Bonebrake	4,430(7)	*
C. Robert Campbell	25,810(8)	*
R. Craig Carlock	8,460(9)	*
Michael L. Hance	66,980(10)	*
Matthew J. Jewell	85,084(11)	*
C. John Langley, Jr.	28,397(12)	*
G. Michael Lynch	11,827(13)	*
Michael J. Morris	34,738(14)	*
Chris C. Ruble	36,224(15)	*
Laurie A. Tucker	1,083(16)	*
W. Gilbert West	3,020(17)	*
All directors and executive officers as a group (17) persons	421,670	1.50%
Other Principal Shareholders		
BlackRock, Inc.	4,181,419(18)	14.9%
The Vanguard Group, Inc.	2,971,639(19)	10.6%

* Less than one percent.

(1) The business address of each listed director, nominee and NEO is c/o Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745.

(2) The percentages shown for directors, nominees and NEOs are based on 28,056,094 shares of common stock outstanding on the Record Date.

(3) The percentages shown for the other principal shareholders are based on 27,850,233 shares of common stock outstanding on December 31, 2019.

(4) Includes 33,334 options that are fully exercisable and 24,720 non-vested restricted shares

(5) Includes 1,871 deferred stock units and dividend equivalents

(6) Includes 1,855 non-vested restricted shares

(7) Includes 1,871 deferred stock units and dividend equivalents

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, the compensation elements of our named executive officers, or NEOs, and the compensation decisions and outcomes that occurred during the 2019 performance year. As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative. To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs are in line with our compensation philosophies and objectives, particularly ensuring alignment between the amount of compensation and our performance against our short and long-term goals.
During 2019, Mr. Jewell was appointed as our Chief Commercial Officer. In that role, Mr. Jewell oversees our revenue, marketing and business development functions. In connection with Mr. Jewell’s appointment, Mr. Ruble was appointed Chief Operating Officer for all business segments including our Intermodal business segment.
Compensation Philosophy and Objectives
The Compensation Committee (the “Committee” for purposes of this CD&A) has designed our executive compensation program to attract, develop, reward and retain quality management talent to facilitate achievement of our annual, long-term and strategic goals. The Committee’s objective is to align executives’ interests with shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. Other objectives are to recognize the contributions of individual executives, provide market competitive pay opportunities and foster retention and executive stock ownership. Thus, while executive compensation should be directly linked to Company performance, the Committee believes it should also be an incentive for executives to continually improve individual performance thereby contributing to our success in meeting our short- and long-term financial, operational and strategic objectives.
Executive Summary
2019 Performance Highlights
During 2019, our executive leadership team continued to evaluate our business segments, focus on operational excellence and refine our long-term strategic goals and objectives. The Company saw record revenue in 2019 despite freight challenges. Notable financial and operational highlights from 2019 include the following:

•	Increased consolidated operating revenue by $90 million, or 6.8%, to a record $1.4 billion for the year ended December 31, 2019.

•
Achieved $118.8 million of consolidated income from operations, which was a decrease of $3.3 million, or $2.7%, driven by a $4.7 million increase in loss from other operations due to a $6.5 million vehicle claims reserve recorded in 2019 for pending vehicular claims. This operating income performance resulted in short-term incentive payouts significantly below target opportunity.

•
Continued execution of our multi-year strategy to increase freight volumes and revenues by offering new and enhanced services that address more of our customers’ premium transportation needs. These services include LTL pickup and delivery, customer label integration, expedited truckload, temperature-controlled shipments, warehousing, drayage, final mile solutions, customs brokerage and shipment consolidation and handling services.

•
Acquired FSA Logistix, a privately held private mile provider that specializes in last mile logistics for a wide range of American companies, including national retailers, manufacturers, eTailers, and third-party logistics companies. The completion of the FSA acquisition increased our final mile offerings and footprint.

•	Generated total shareholder return of 29.0% from December 31, 2018 to December 31, 2019.

•
Executed strategic growth priorities for Intermodal by acquiring certain assets of O.S.T. Logistics, Inc. and O.S.T. Trucking Co., Inc. (together referred to as “OST”) for $12 million. Intermodal’s operating revenue increased $2 million, or 3.7%, to $54.7 million for the year ended December 31, 2019.

•
Generated a record $159.0 million of cash flow from operations for the twelve months ended December 31, 2019, compared to $152.6 million for the same period in 2018. After utilizing $63.9 million in cash in investing activities in 2019, the Company returned $76.7 million to shareholders through dividends and our stock repurchase program.

•	Increased free cash flow to a record $134.1 million in the year ended December 31, 2019, compared to $117.3 million in the same period of 2018.

•
Launched Operation: Forward Freedom on Veterans Day 2019, which is our Company program designed to provide support to our Veterans primarily through partnering with Hope for the Warriors, a nonprofit organization dedicated to restoring a sense of self, family and hope to U.S. military veterans.

•	Joined Women in Trucking in November 2019. Women in Trucking is a nonprofit organization supporting and celebrating women in the trucking industry.

•
Continued our partnership with Truckers Against Trafficking, a nonprofit organization that educates, equips and empowers and mobilizes members of the trucking and busing industries to combat human trafficking.

2019 Compensation Highlights
Our financial and operational performance, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our NEOs for 2019:

•	Base salaries. Approved base salary increases to our NEOs in January 2019 as follows:

•
Short-term incentive payouts. Based on operating income performance at the Company and business unit level (as applicable) and individual performance, approved payouts to our NEOs under our annual incentive plan that ranged from 58.5% to 67.0% of target. Mr. Schmitt received a payout of 59.1% of target.

•
Long-term incentive grants. In order to promote stock ownership and increase the weight of performance shares to 50% of the total target award value, the Committee approved replacing stock options (weighted 25% of award) with performance shares earned based on achievement of 3-year cumulative earnings before interest, tax, depreciation and amortization per share (“EBITDA Per Share”) versus target. The remaining 75% of the award value consisted of time-based restricted stock (50%) and performance shares earned through relative TSR performance versus peers (25%). The aggregate grant date fair value of the awards to our NEOs other than Mr. Schmitt ranged from $330,000 to $500,000. Given their positions and responsibilities, and to better align their compensation with market, the grant date fair value of Mr. Morris’ and Mr. Ruble’s long-term incentive grants were increased in October 2019 from $330,000 to $500,000 and $450,000 respectively. As a result, at that time, they received off-cycle long-term incentive plan awards to reflect the increased overall grant value. Mr. Schmitt did not receive a long-term incentive award in 2019 given the award he received in connection with his appointment as CEO in September 2018.

•
Long-term performance plan payouts. Based on total shareholder return relative to our peer companies, our 75th percentile ranking resulted in approved payouts for the January 2017 to December 2019 performance period equal to 162% of target. The grant date value of those grants was $110,000 for each of Messrs. Morris, Jewell, Ruble and Hance. Mr. Schmitt did not receive a payout as he was not employed on the date of grant.

•	Compensation Policies. Revised our Clawback Policy to, among other things, add material violations of Company policies, supervisory failures and failures to report misconduct as triggering events.

Compensation-Setting Process
Role of Shareholder Say on Pay Vote
The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At the Company’s annual meeting of shareholders held in May 2019, approximately 98.61% of the votes cast on the say on pay proposal were voted in favor of the proposal. The Committee believes this outcome affirms shareholders’ support of our approach to executive compensation and did not change our approach in 2019 based upon the results of this advisory vote. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.
Role of the Compensation Committee
The Compensation Committee is responsible for reviewing and approving executive compensation policies, plan designs and the compensation of our senior officers, including our NEOs. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting short-term and long-term financial, operational and strategic objectives, and overall financial performance. The Committee coordinates the full Board’s annual review of the Chief Executive Officer’s performance and considers the Board’s assessment in its compensation decisions related to the Chief Executive Officer.
To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data updated periodically by Meridian, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with our executive compensation programs.
Role of the Compensation Consultant
The Committee has selected and directly retains the services of Meridian. The Committee periodically seeks input from Meridian on a range of external market factors including evolving compensation trends, appropriate peer companies to compare programs, practices and performance and market survey data for benchmarking pay levels. Meridian also provides general observations on the Company’s compensation programs, and policies but it does not determine or recommend the amount or form of compensation for the NEOs. During 2019, Meridian attended all six Committee meetings and participated in discussions regarding the changes to base salary, the change to the long-term incentive awards and the increased LTIP values given to certain executive officers. The Committee determined that Meridian was independent during 2019 per Nasdaq listing standards and had no conflicts of interest to disclose.
Role of Executive Officers in Compensation Decisions
At the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other NEOs and provides the Committee with justification for such awards. In forming his recommendations, he considers information provided by the Chief People Officer and assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of the Chief Executive Officer, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the NEOs. The Chief Executive Officer does not make recommendations concerning his own compensation and is not present during deliberations and voting regarding his own compensation.
The Chief Executive Officer, Chief People Officer, Chief Financial Officer and Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. The Chief People Officer typically presents recommendations for program design changes and individual pay levels for executive officers (except for his own), taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal and tax perspective.

Compensation Practices
Our executive compensation program is based on the following best practices:

What We Do	*What We Don't Do*
▪ Provide pay opportunities that are appropriate to the size of the Company	▪ Allow repricing or backdating of stock options without shareholder approval
▪ Maintain a pay program that is heavily performance-based and uses multiple performance measures	▪ Provide excise tax gross-ups
▪ Disclose financial performance metrics and goals used in our incentive plans	▪ Allow executive officers to hedge or pledge Company stock
▪ Create alignment between executives and shareholders through a long-term incentive linked to stock price and measurement of stock performance versus peer companies	▪ Provide special supplemental executive retirement programs
▪ Maintain meaningful executive stock ownership and retention guidelines	▪ Provide tax gross-ups on perquisites
▪ Annually review the risk profile of compensation programs and maintain risk mitigators	▪ Provide significant perquisites
▪ Provide moderate severance and change-in-control protection	
▪ Require double-trigger vesting on long-term equity awards in the event of a change-in-control	
▪ Maintain a clawback policy allowing recovery of cash or equity-based compensation in certain circumstances including material negative revisions to relevant financial results, material violations of the Code of Business Conduct and reckless supervision under certain circumstances	
▪ Retain an independent compensation consultant engaged by, and reporting directly to, the Committee

Key Elements of Executive Compensation Program
Consistent with our compensation philosophies and objectives, we have structured executive compensation to motivate executives to achieve our business goals and to reward our executives for achieving such goals.
For the fiscal year ended December 31, 2019, the components of compensation for our NEOs were:

•	Base salary;

•	Annual incentive compensation;

•	Long-term equity incentive compensation; and

•	Retirement and other benefits.

The Committee combines these elements, particularly base salary and short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide incentives to align efforts and motivate executives to deliver company performance that creates shareholder value. The total value of the compensation package is weighted more heavily towards variable, performance-based components.
At the beginning of 2019, the Committee established a total target compensation for each NEO comprised of base pay, annual incentives and long-term incentives (“LTI”). The Committee referred to market data included in Aon Hewitt’s Total Compensation Measurement general industry database which is periodically provided by the Committee’s independent compensation consultant. When utilizing the Aon Hewitt data, the Committee focused on pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. In addition to the market data for similarly situated positions, the Committee also considered other factors when establishing target total compensation opportunities, including, but not limited to the experience level of the individual, the value of the individual executive to the Company, the individual’s position within the Company and existing and prior year awards.
In 2019, the total target compensation for the NEOs is set forth in the chart below.

Our compensation programs are designed to motivate strong annual and long-term performance. We set a majority of total compensation (base salary, annual incentives and long-term incentives) for the NEOs to be “at risk”, meaning that the compensation is earned by meeting annual or long-term performance goals or is influenced by stock price. The 2019 compensation elements with “at risk” components are as follows:
(1)     As previously disclosed, Mr. Schmitt did not receive a long-term incentive award in 2019 given the award he received upon his appointment to CEO in September 2018.

The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Annual incentive payouts are based on Company performance against financial targets and achievement of individual and business objectives. Compensation realized from long-term incentive awards is dependent upon stock price performance, EBITDA per share performance, and relative total shareholder return versus peer companies.
Base Salary
The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is required for talent attraction and retention.
Base salaries for 2019 for the NEOs were determined for each executive based on position and responsibility and by reference to market data. The Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, succession planning and objectives established for the executive as well as the executive’s past performance. The base salaries for the NEOs for the fiscal year ended December 31, 2019 are set forth in the “Salary” column of the Summary Compensation Table on page 37 of this Proxy Statement. Base salary increases ranged from 3% to 5% to be consistent with Company-wide merit increases and to ensure market competitiveness. As planned, Mr. Schmitt did not receive a salary increase in 2019 based on his appointment to CEO in September 2018.
Annual Incentive Compensation
The objective of our annual cash incentive plan is to focus our executives on attaining specific short-term financial and business goals that we believe will lead to our long-term success and promote retention of our executive talent. The annual cash incentive plan is designed to reward achievement of operating income targets and individual objectives important to the Company’s short-term and long-term success. Payments made under the annual incentive compensation program were made in cash, calculated as a percentage of annual base salary as described in more detail below.
Annual cash incentive plan target opportunity levels (reflected as a percentage of base salary) approved by the Committee for the NEOs in 2019, which remain unchanged from the prior year, were as follows:

The components of the Annual Incentive Plan for all Named Executive Officers and their weighting with respect to the total cash incentive opportunity are reflected in the chart below.
(1)    Mr. Schmitt commenced employment with the Company on September 1, 2018, well after the beginning of the year individual goal-setting process concluded. As such, the Committee determined to make 100% of his pro-rated annual incentive for 2018 dependent 100% upon Corporate Performance. In 2019, the Committee adjusted the weightings to include Individual Performance in accordance with the Committee’s philosophy to reward individual contributions against specific and meaningful objectives and consistent with historical practice and the weightings of the other executives.

(2)    Mr. Jewell was appointed Chief Commercial Officer in June 2019. At that time, Mr. Ruble took responsibility for our Intermodal segment. To reflect their new responsibilities, the weightings for Messrs. Ruble and Jewell were adjusted for the second half of 2019. The chart above reflects these adjusted weightings. For the first half of the year, Mr. Ruble’s weightings were 30% Corporate Performance, 20% Individual Performance and 50% Business Unit Performance (30% Expedited LTL, 10% Truckload and 10% Pool). Mr. Jewell’s weightings were 30% Corporate Performance, 20% Individual Performance and 50% Business Unit Performance (all of which relates to the Intermodal segment).

Payout under each component can range from 0% of target (when threshold performance is not achieved) to 200% of target (when maximum or performance above target is achieved).
Corporate Performance and Business-Segment Performance Operating Income Goals. The Committee established corporate and business-segment operating income goals for 2019 and corresponding incentive payments for achievement of such goals. Goals were set to represent five incremental performance levels: downside, low, target, high and stretch. The target level for operating income generally reflects our internal business plan at the time the target is established, subject to adjustment to take into account known headwinds or tailwinds and other economic conditions. Downside, low, high and stretch levels are designed to provide a smaller award for lower levels of acceptable performance (downside and low) or reward exceptional levels of performance (high and stretch). Payout for performance between points is interpolated on a straight-line basis. Downside targets were established in 2019 to provide a minimal level of payout if there is an unforeseen decline in performance. The downside target amounts were moderately below 2018 actual performance. The Committee retains discretion as to the amount of the ultimate short-term incentive to be paid.
The 2019 operating income goals and corresponding performance levels are noted below.

Individual Objectives. Individual personal objectives specific to each executive officer position were set at the start of the fiscal year. At the end of the fiscal year, the Chief Executive Officer evaluated the performance of the other NEOs against those personal objectives, taking into account the extent to which the goals were met, unforeseen financial, operational and strategic issues of the Company, and any other information deemed relevant. The Committee reviewed and approved this performance evaluation and evaluated the performance of the Chief Executive Officer in a similar manner with input from the full Board. Based on the results of this review, the Committee determined the amount of awards, if any, made in connection with an executive’s attainment of the executive’s individual objectives.
2019 Annual Incentive Payout. The Committee met in February 2020 to determine whether the Company’s 2019 performance merited payment to the NEOs under the annual cash incentive plan, and, if so, to determine the amount of such incentive awards.

•	Corporate Performance Component: Adjusted income from operations was $119,562 million, which resulted in a payout of 47.6% of the total target Corporate Performance annual incentive opportunity.

•
Business-Segment Performance Component: Income from operations for Expedited LTL, Truckload Premium Services and Pool Distribution was $97,705 million, $3,359 million and $7,275 million, respectively, which resulted in prorated payouts of 55.9%, 0% and 39.9% of the target Business-Segment Performance incentive opportunity for Expedited LTL, Truckload Premium Services and Pool Distribution, respectively, for Mr. Ruble. Intermodal’s income from operations was $23,679 million, which resulted in a prorated payout of 79.9% of the target Business-Segment Performance incentive opportunity for Mr. Jewell.

•	Individual Performance: The Committee also considered performance against the individual objectives set for the NEOs. In 2019, those individual objectives encompassed:

•	Contributions to meeting established corporate and departmental goals;

•	Contributions to succession and talent development initiatives;

•	Continuous improvement of business and functional operations; and

•	Personal development in areas of leadership, planning and teamwork.

After a performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, Mr. Schmitt recommended to the Committee an achievement of 105%, 103%, 104% and 102% of target for Messrs. Ruble, Morris, Jewell and Hance, respectively, which they approved. The Compensation Committee evaluated the performance of Mr. Schmitt in a similar manner. In addition to the factors mentioned above, Mr. Schmitt’s individual performance objectives also encompassed long-term strategic planning initiatives. Based on its review, the Committee determined that Mr. Schmitt achieved 105% his personal individual objectives for 2019 at target levels.
The actual awards made to each NEO under the Operating Income and Individual Objectives Component of the annual cash incentive plan are shown in the chart below.

Long-Term Equity Incentive Awards
The objective of providing long-term incentives (LTI) is to attract and retain critical leadership, align executive interests to those of shareholders, enhance long-term thinking in general and focus executives on metrics that lead to increased shareholder value over the long term. Our long-term incentives are specifically designed to reward for stock price appreciation and outperformance of shareholder return relative to industry peer companies.
Recognizing that 2018 was Mr. Schmitt’s first year with the Company, the Committee structured his initial pay package to give him a significant stake in the Company immediately upon his appointment as CEO. Accordingly, upon the commencement of his employment on September 1, 2018, Mr. Schmitt was awarded an aggregate target long-term incentive award valued at $3,291,000 split approximately evenly between restricted shares and stock options, which will vest equally on each of the first, second and third anniversaries of the grant date. This at-risk award provided Mr. Schmitt with an initial inducement and immediately aligned Mr. Schmitt’s performance-incentives with those of our broader leadership team and shareholders. This award was intended to serve as Mr. Schmitt’s long-term incentive award for both 2018 and 2019. As such, Mr. Schmitt received no additional long-term incentive award in 2019.
The Committee established 2019 target values for each other NEO for the total LTI component. The target LTI values for Messrs. Jewell and Hance remained unchanged at $330,000. Initially, the Board set Messrs. Ruble and Morris’ LTI value at $330,000 consistent with prior years. Based on market data and Mr. Ruble’s expanded responsibilities, in October 2019, the Committee increased the target LTI values for Messrs. Ruble and Morris to $450,000 and $500,000, respectively.
Changes to LTI Program for 2019. In February 2019, management proposed, and, after discussion with Meridian, the Committee approved, the following change to the long-term incentive plan design for awards provided to the NEOs (other than Mr. Schmitt who did not receive a grant) in 2019:

•
Replace stock options (weighted 25% of award) with performance shares earned based on achievement of 3-year cumulative earnings before interest, tax, depreciation and amortization per share (“EBITDA Per Share”) versus target.

•	Continue to deliver remaining 75% through grants of time-based restricted stock (50%) and performance shares earned based on relative TSR performance versus peers (25%).

The Committee believes this is an appropriate change in that it:

•	Continues to promote retention and stock ownership;

•	Reduces emphasis on stock options (which have been declining in market prevalence and weight) and which are considered by some shareholders not to be “performance-based”;

•	Increases weight of performance shares to 50% of total target award value; and

•
Focuses executives on an internal financial measure that would capture growth in EBIT while providing insight into cash flow, all of which we believe further align our executives’ interests with the interests of our shareholders.

Accordingly, in 2019, the Committee approved the following target long-term incentive awards for the NEOs:

The number of shares of restricted stock and performance shares issued to the NEOs under the 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) for the fiscal year ended December 31, 2019 are set forth in the Grants of Plan-Based Awards for Fiscal 2019 Table on page 39 of this Proxy Statement.
Equity-based awards. The value to the executive of all three components comprising long-term equity compensation in 2019 (restricted stock, TSR performance shares and EBITDA per share performance shares) is impacted by the performance of the Company’s stock.

•	Restricted stock becomes more valuable to the executive if our stock price increases, and the executive shares in the downside risk of a decline in our stock price.

•	The number of performance shares earned, if any, will depend on how the Company’s stock performs relative to transportation industry peers and against established EBITDA per share targets.
As it is possible that there will be no payout under the performance shares, these awards are completely “at-risk” compensation. This emphasis on at-risk compensation in the LTI awards accomplishes our goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk, retention and reward. Each element of the LTI is discussed in more detail below.
Restricted Stock. A share of restricted stock is a share of the Company’s common stock that is subject to vesting requirements based on continued employment. Restricted stock grant sizes are calculated generally by multiplying the target LTI economic value by the weighting assigned to the restricted stock component and dividing it by the value of a single share of common stock determined using the estimated grant date fair value. The estimated grant date fair value of the restricted shares awarded to the NEOs in February 2019 was $59.07, the closing price of the Company’s common stock on the date of grant.
Shares granted under restricted stock awards are restricted from sale or transfer until vesting occurs, and restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid in cash on a current basis throughout the vesting period. To the extent not earlier vested, these options will vest upon the death or disability of the recipient, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control.
Performance Shares. A performance share is the right to receive a share of Company common stock based upon the achievement of certain performance criteria. TSR performance share grant sizes awarded in 2019 were calculated by multiplying the target LTI economic value by the weighting assigned to the TSR performance share component and dividing it by $63.12, the value of a single performance share on the date of grant determined using a Monte Carlo valuation model. EBITDA performance share grant sizes awarded in 2019 were calculated by multiplying the target LTI economic value by the weighting assigned to the EBITDA performance share component and dividing it by $59.07, the closing price of the Company’s common stock on the date of grant.
TSR Performance Shares. TSR performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three-year period, relative to the TSR of a peer group of transportation companies. For performance share awards made in 2016 and after, the following 12 companies were included in the TSR peer group:

C.H. Robinson Worldwide, Inc.	Landstar System, Inc.

Expeditors International of Washington, Inc.	Old Dominion Freight Line, Inc.

FedEx Corporation	Roadrunner Transportation Systems, Inc.

Hub Group, Inc.	United Parcel Service, Inc.

J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.

Knight Transportation, Inc.	XPO Logistics, Inc.

The actual number of performance shares earned is based on the percentile of our TSR among the TSRs of the comparator group companies described above during the three-year performance period. Calculations are conducted at the end of each of the last four quarters of the performance period using the payout/performance scale below, and then averaged to determine the actual payout. Payouts can range from 0 to 200% of the target number of performance shares awarded.
Payout for performance between points is calculated using straight-line interpolation.
TSR is calculated based on the change in share price plus reinvestment of dividends, with beginning and ending share price calculated as follows:

•	Beginning market price equals the closing price on the last trading day immediately preceding the first day of the performance period.

•	Ending market price equals the last trading day of each measurement period (i.e., the final four calendar quarters).
The performance shares pay out in shares of our common stock shortly after the close of the three-year performance period. Dividends are not paid on unvested TSR performance shares but rather are paid if and when the underlying performance shares have been earned and vested. TSR performance shares vest upon the death or disability of the recipient at target, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control as such term is defined in the Omnibus Plan.
 2017 Performance Shares. Based on our TSR of 48.5% for the January 2017 to December 2019 performance period, we ranked at the 75th percentile of our transportation industry peer group. As a result, these awards paid out at 162% of target.
EBITDA Performance Shares. EBITDA performance shares are earned on the basis of our EBITDA per Share measured over a three-year period. EBITDA per Share is defined as earnings before interest, tax, depreciation and amortization per share (“EBITDA per Share”). For purposes of determining the achievement of EBITDA per Share, the Committee may determine to exclude from earnings non-recurring, non-operational or other items that the Committee believes should be excluded.
The actual number of EBITDA performance shares earned is based on achievement of EBITDA per Share over a three-year period against pre-set cumulative EBITDA per share targets. The performance shares provide an opportunity for shares to be earned at the end of a three-year performance period if pre-established financial goals are met. These goals have been tailored to be difficult to achieve, so as to incentivize our NEOs to maximize their performance. We believe that the performance targets underlying our long-term equity incentive program are rigorous, and we have not disclosed current targets because their disclosure would allow our competitors to determine the EBITDA and pricing related to key programs, which would be competitively harmful to us. The EBITDA performance shares pay out in shares of our common stock shortly after the close of the three-year performance period. Payouts can range from 0 to 200% of the target number of performance shares awarded based on performance relative to the targets.
Dividends are not paid on unvested EBITDA performance shares but rather are paid if and when the underlying performance shares have been earned and vested. EBITDA performance shares vest upon the death or disability of the recipient at target, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control as such term is defined in the Omnibus Plan.
 Retirement and Other Benefits
Our NEOs received the same retirement and other benefits as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.
All full-time Company employees, including the NEOs, are entitled to participate in the 401(k) retirement savings plan. Under that plan, for each pay period, the Company provides a $0.25 matching contribution for every dollar an employee elects to defer into the 401(k) plan, limited to elective deferrals up to 6% of the employee’s compensation for the pay period. The matching contribution is subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the NEOs for the fiscal year ended December 31, 2019 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 38 of this Proxy Statement.
Additionally, all full-time employees, including the NEOs, are eligible to participate in the 2005 Employee Stock Purchase Plan (the “ESPP”) upon enrolling in the ESPP during one of the established enrollment periods. Under the terms of the ESPP, eligible employees can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each option period, as described in the ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an option period (there are two option periods each year-January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the option period. Under the ESPP, no employee is permitted to purchase more than 2,000 shares of the Company’s common stock per option period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the ESPP. Mr. Schmitt does not participate in the ESPP.
The NEOs are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all full-time employees. The Company does not have a supplemental executive retirement plan or one that provides for the deferral of compensation on a basis that is not tax-qualified.
Severance Arrangements
Our NEOs, including Mr. Schmitt, are covered by an executive severance and change in control plan (the “Severance Plan”), which became effective January 1, 2013, and was amended and restated May 24, 2018. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The plan is designed to reward executives for remaining employed when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the possibility of retaining an intact management team.
The severance benefits available to our NEOs under the Severance Plan are described in more detail under the Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability” on pages 43-46 of this Proxy Statement and in the table set forth on pages 45-46 of that Section.
Tax and Accounting Implications
The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.
Accounting for Executive Compensation. We account for stock-based compensation in accordance with GAAP. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.
Other Compensation and Governance Policies
Risk Management
Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.
Program design features for NEOs that mitigate risk include the following:

•	Balanced mix of pay including base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives;

•	Capped short-term incentives;

•	Short-term incentive goals tied to financial goals of corporate-level strategic plan;

•	Annual equity-based incentive grants without backdating or repricing;

•	Stock ownership guidelines applicable to senior executive officers, as described below;

•	Prohibition on hedging and pledging Company stock, as described below; and

•	A compensation recoupment or “clawback” policy, as described below.
Committee processes mitigating risk include:

•	Overall administration of executive plans by the Committee;

•	Reasonable short-term incentive goals;

•	Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board;

•	Avoidance of steep payout cliffs;

•	Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals; and

•	Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers.
Other incentive programs either have similar characteristics or are small in amount.
Stock Ownership Guidelines
The Company has adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”). These Ownership Guidelines are applicable to executive officers, including the NEOs. Our Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of shareholders. The Ownership Guidelines require covered executives to own, and hold during his or her tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary. Effective February 6, 2018, these Ownership Guidelines were amended to increase the ownership multiples applicable to the NEOs and other executive officers as reflected in the chart below:
Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines. The Ownership Guidelines allow unvested restricted stock to count towards the stock ownership guidelines.
Prohibition Against Hedging and Pledging
The Company’s Insider Trading Policy prohibits executive officers from engaging in any form of hedging transaction. In addition, the policy prohibits executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. The Company believes that these policies further align our executives’ interests with those of our shareholders.
Policy on Recoupment of Executive Compensation
The Company has adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the NEOs, and certain other specified employees. In February 2019, the Company approved amendments to the Recoupment Policy that expanded its reach. This amended policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers in any of the circumstances listed below.

•	A determination is made that the executive officer engaged in fraud, theft, misappropriation or embezzlement.

•
A determination is made that the Company is required to file an accounting restatement with the SEC that resulted from either the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation.

•
Any other material negative revision of a financial or operating measure within 36 months after such financial or operating measure served as the basis on which incentive compensation was awarded or paid to an executive officer.

•	An error or calculation of an executive officer’s incentive compensation payout within 6 months after such erroneous amount is paid.

•	Material violations of the Company’s Business Code of Conduct and Ethics that could reasonably lead to a material financial or reputational harm to the Company.

•
The executive officer is terminated from employment by the Company due to a felony conviction or the failure to contest prosecution for a felony or, in the Committee’s determination, for such executive officer’s gross negligence, willful misconduct or dishonesty, any of which could reasonably lead to material financial or reputational harm to the Company

•
The executive officer’s failure to report or reckless failure to supervise his or her direct reports which in the Committee’s determination, resulted in such executive officer’s failure to detect, in each case, gross negligence, willful misconduct or dishonesty on the part of others, any of which could reasonably lead to material financial or reputational harm to the Company.

The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion.
Key Provisions of Stock Incentive Plan and Omnibus Plan
The Company’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and Omnibus Plan incorporate certain terms and procedures that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, both plans prohibit the re-pricing or cash-out of underwater stock options and SARs without prior shareholder approval. They also provide that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, awards granted under the Stock Incentive Plan and Omnibus Plan are made subject to the Recoupment Policy on incentive compensation.

Compensation Committee Report on Executive Compensation
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K filed with the SEC.

Submitted by:
R. Craig Carlock, Chairman C. Robert Campbell C. John Langley
W. Gilbert West
The Compensation Committee of the Board of Directors

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation earned in 2019, 2018 and 2017 by the NEOs.

All Other Compensation Table
The following table shows the components of “all other compensation” earned in 2019 by the NEOs.

Grants of Plan-Based Awards for Fiscal 2019
The following table shows the plan-based awards granted to the NEOs in 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2), (4)	All Other Option Awards: Number of Securities Underlying Options (#) (3), (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)				
Thomas Schmitt	2/4/2019	—	800,000	1,600,000							
Michael J. Morris	2/4/2019	—	346,500	693,000							
	2/4/2019				1,352	2,704	5,408				165,000
	2/4/2019							2,793			165,000
	9/13/2019				644	1,288	2,576				85,000
	9/13/2019							1,317			85,000
Matthew J. Jewell	2/4/2019	—	369,000	738,000							
	2/4/2019				1,352	2,704	5,408				165,000
	2/4/2019							2,793	165,000		
Chris C. Ruble	2/4/2019	—	420,000	840,000							
	2/4/2019				1,352	2,704	5,408				165,000
	2/4/2019							2,793			165,000
	9/13/2019							930			60,000
	9/13/2019				455	909	1,818				60,000
Michael L. Hance	2/4/2019	—	303,750	607,500							
	2/4/2019				1,352	2,704	5,408				165,000
	2/4/2019							2,793			165,000

Outstanding Equity Awards at Fiscal Year-End
The following table shows information about outstanding equity awards at December 31, 2019.

(1)	In general, each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.

(2)	The market value is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2019 of $69.95.

(3)
Represents performance share awards granted under the Omnibus Plan. The performance shares cliff vest after the close of their respective three-year performance periods. The number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 31-32 of this Proxy Statement for additional information. Shares presented represent the maximum available award. As to date, the Company’s TSR performance under existing awards would result in payouts ranging from target to maximum payout.

Option Exercises and Stock Vested
The following table shows information about options exercised or shares acquired on vesting during 2019.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2019 with respect to shares of our Common Stock that may be issued under the following existing equity compensation plans: the Stock Incentive Plan, the Omnibus Plan, the Non-Employee Director Stock Option Plan (the “NED Plan”), the 2000 Non-Employee Director Award (the “2000 NED Award”), the ESPP and the Amended Plan. Our shareholders have approved each of these plans.

Employment Agreement with Thomas Schmitt
On June 6, 2018, the Company entered into an employment agreement with Mr. Schmitt (for purposes of this section, the “employment agreement”). Under the employment agreement, Mr. Schmitt’s compensation will consist of an initial base salary of $800,000 and an annual target bonus set at 100% of base salary, with a maximum possible bonus of 200% of base salary. Mr. Schmitt will receive a signing bonus of $413,000 (which is subject to increase if the effective date occurs after September 1, 2018) and 25,000 restricted shares of Company common stock, which will vest equally on each of the first, second and third anniversaries of the grant date. In addition, the Company will grant Mr. Schmitt options to purchase up to 100,000 shares of Company common stock which options will have an exercise price equal to the closing stock price of the Company’s common stock on the grant date and will vest on each of the first, second, and third anniversaries of the grant date.
In February 2020, provided Mr. Schmitt continues to be employed with the Company, in connection with the Company’s annual equity grants, he will receive an additional equity grant valued at approximately $1.4 million at the time of the grant which grant will be designed similarly to the design used for other executive employees of the Company. Following 2020, Mr. Schmitt shall continue to participate in the Company’s employee incentive programs, as administered by the Compensation Committee of the Board.
In addition to the employment agreement, Mr. Schmitt entered into the Company’s Restrictive Covenants Agreement and will participate in the Executive Severance Plan. Mr. Schmitt’s entitlement to termination benefits, if any, and his continuing obligations to the Company following any termination will be determined by the Executive Severance Plan and the Restrictive Covenant Agreement.
While the Company does not have employment agreements with any of its other NEOs, the Company did adopt an executive severance and change in control plan, which became effective January 1, 2013, and was amended and restated May 24, 2018, that provides for certain payments to its NEOs in the event of a termination or a change in control. This plan is discussed in greater detail on pages 43-46 of this Proxy Statement under a Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability.”
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Tom Schmitt, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In 2017, to identify the median employee as well as to determine the annual total compensation of our median employee, we took the following steps:

•
We determined that as of December 31, 2017, our employee population consisted of 4,811 individuals (including full-time and part-time employees, other than our CEO) working at our parent company and consolidated subsidiaries in the United States and Canada. Of these individuals, 15 employees were located in Canada. As permitted by SEC rules, we excluded the Canadian employees, who represented 0.31% of our employee population. We then identified our “median employee” based on our United States employee population of 4,796.

•
We identified the “median employee” by examining 2017 total cash compensation. For purposes of determining total cash compensation, we included base salary, incentive compensation, 401(k) match and overtime pay, as reflected in our payroll records. As permitted by SEC rules, we annualized the total cash compensation of all individuals who were employed as of December 31, 2017.

•	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

We believe there have been no changes that would significantly affect our pay ratio disclosure or our median employee. However, our previously identified median employee was no longer employed as of December 31, 2019. As a result, and as permitted by the regulation, we selected another employee, whose total cash compensation was substantially similar to the original median employee’s total compensation, for 2019. After performing an analysis of our employee population, we concluded that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the selection of our median employee or our pay ratio disclosure.
For 2019, our last completed fiscal year:

•	The annual total compensation of our median employee was $44,550; and

•	Mr. Schmitt’s total annual compensation, as set forth in the Summary Compensation Table, was $1,332,721.

Based on this information, for 2019, the ratio of the annual total compensation of our CEO, to the total compensation of the median employee was 29.9 to 1. As previously disclosed, Mr. Schmitt did not receive an equity grant in 2019 given that he received an equity grant upon his appointment as CEO in September 2018. It is expected that Mr. Schmitt’s 2020 compensation will include an equity grant commiserate with his role as our CEO and therefore be meaningfully greater than his compensation in 2019. As such, we expect that the ratio of the annual total compensation of our CEO, to the total compensation of the median employee will be higher in 2020.
Potential Payments Upon Termination, Change of Control, Death or Disability
Under the Employment Agreement with Thomas Schmitt the Company may terminate Mr. Schmitt’s employment at any time with or without “cause,” as defined in the Severance Plan. Mr. Schmitt also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits (unless he is otherwise providing services to the Company in some capacity) if he does so absent circumstances resulting from a “change of control” as defined in the Severance Plan. The Participation and Restrictive Covenants Agreement also contains non-competition and non-solicitation provisions which apply during his employment and for a period of twelve (12) months following termination of his employment.
Under the Severance Plan, which is applicable to selected employees of the Company, including Mr. Schmitt and the NEOs, each participant would receive severance benefits in the event his or her employment is terminated in certain circumstances. Under the Severance Plan, a participant would receive severance benefits if his or her employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates his or her employment for “good reason” (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control	Severance Upon Involuntary Termination as of or Within Two Years after a Change in Control
• a lump sum severance payment in an amount equal to one year of the participant's annualized base salary	• a pro-rata target annual incentive amount for the fiscal year in which the termination occurs, reduced by the amount of any annual incentive previously paid to the participant for such fiscal year
• a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results, reduced by the amount of any annual incentive previously paid to the participant for such fiscal year	• an amount equal to two times the sum of the participants annual base salary and target annual incentive amount
• a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company's healthcare plan for similar coverage, multiplied by 12 months	• a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company's healthcare plan for similar coverage, multiplied by 24 months which they were issued
• access to up to $20,000 of employer-paid outplacement services for 12 months following termination	• access to up to $20,000 of employer-paid outplacement services for 12 months following termination

A condition in the Severance Plan is the execution of the Participation and Restrictive Covenants Agreement, which contains a non-competition and non-solicitation agreement with respect to the Company’s employees and customers for twelve months following the termination of employment. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants. Payments and benefits under the Severance Plan are subject to recovery under any clawback, recovery or recoupment policy.
In addition to the benefits available under the Severance Plan, all of the NEOs are eligible to receive certain other benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any NEO terminated without cause. Under the Stock Incentive Plan, any non-vested restricted shares, options or other forms of equity-based compensation granted prior to 2016 will vest upon a “Change in Control.” Beginning with long-term incentive grants made in 2016 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).
The following table shows the estimated benefits payable to each NEO in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2019. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

(1)
Cash severance includes: (1) unpaid cash incentives earned as of December 31, 2019, (2) base salary for one year if terminated without cause, or base salary for two years if terminated within 2 years following a Change of Control, and (3) in the event of termination within 2 years following a Change of Control, payment in the amount of two times the target annual cash incentive amount determined as of the termination date.

(2)
In the event of termination due to death or disability, the amount includes (1) the unvested restricted shares valued at the market price of our common stock on December 31, 2019 ($69.95), (2) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 31, 2019 ($69.95) over the exercise price, and (3) the unvested performance shares, calculated as the target number of performance shares specified in each grant multiplied by the percentage of months of service completed in the full performance period, multiplied by the market price of our common stock on December 31, 2019 ($69.95). In the event of termination due to a Change of Control, the amount includes (1) the unvested restricted shares valued at the market price of our common stock on December 31, 2019 ($69.95), (2) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 31, 2019 ($69.95) over the exercise price, and (3) the greater of (x) 100% of the target number of unvested performance shares specified on the grant notice or (y) the number of performance shares that otherwise would have become vested as of the vesting date, based on the TSR multiplier attained as of the date of termination, shall become vested performance shares valued at the market price of our common stock on December 31, 2019 ($69.95). For purposes of calculating the Change of Control amount, we assume that 100% of the target number of unvested performance shares is greater than the number of shares that would have become vested based on the TSR multiplier as of the date of termination.

(3)
Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months if the termination date is prior to or absent a Change of Control, or by 24 months if the termination date is on or within two years following a Change of Control.

(4)	Participants are entitled to access to up to $20,000 of employer-paid outplacement services for 12 months following termination.

Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2019 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available through the Investors-Governance link on the Company’s website, www.forwardaircorp.com.
The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Audit Committee meets that standard.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.
The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2019 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standard No. 1301, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence. Ernst & Young LLP has served as the Company’s independent registered public accountant since 1991, and Ernst & Young LLP’s current lead audit partner was selected in 2017.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

G. Michael Lynch, Chair Ana B. Amicarella Valerie A. Bonebrake Laurie A. Tucker The Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.
Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2019 fiscal year, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2019 and 2018 were as follows:
Pre-Approval Policies and Procedures
The Audit Committee adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2019 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.
In February 2019, the Audit Committee delegated to the Chair of the Audit Committee the authority to pre-approve all services obtained from the independent registered public accounting firm up to $50,000.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR
The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2020 fiscal year. As in the past, the Board has determined that it is in the best interest of the Company and its shareholders to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm for the 2020 fiscal year.
A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.
Recommendation of the Board
The Board believes the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year is in the best interest of the Company’s shareholders and recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year.
PROPOSAL 3 - ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Introduction
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which enacted Section 14A of the Exchange Act, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs.
The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other NEOs.
We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2019 compensation of our NEOs.
We are asking you to vote on the adoption of the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the adoption of the resolution approving the compensation of NEOs.
Recommendation of the Board
The Board recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation of the NEOs.

OTHER MATTERS
Additional Meeting Matters
The Board knows of no additional matters that may come before the meeting; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Delinquent Section 16(a) Reports
Section l6(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and NEOs, we believe that one late ownership report by each of Michael Morris, Chris Ruble and C. Robert Campbell, each disclosing one late transaction, were not timely filed during 2019.
Shareholder Proposals for the 2021 Annual Meeting of Shareholders
Any proposal intended to be presented for action at the 2021 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 3, 2020 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2021 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.
For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2021 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company between January 13, 2021 and February 12, 2021 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 13, 2021, proxies solicited by the Board in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.
Any shareholder proposal must also meet all other requirements contained in our Bylaws.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2020 Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report may have been sent to multiple shareholders in your household, unless the Company has received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of 2020 Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Shareholder Communications
Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s Chief Legal Officer will open all shareholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any shareholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the shareholder communication is addressed. In the case of any shareholder communication to the Board or any group or committee of directors, the Chief Legal Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Miscellaneous
It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available, free of charge, upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, through the Investors-SEC Filings link on the Company’s website, www.forwardaircorp.com, as soon as reasonably practical after filing.

By Order of the Board of Directors,

Greeneville, Tennessee April 2, 2020	Michael L. Hance Chief Legal Officer and Secretary

FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
1915 SNAPPS FERRY ROAD, BUILDING N
GREENEVILLE, TN 37745

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 7, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 7, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E92891-P33643

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORWARD AIR CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01)	Ronald W. Allen	06)	C. John Langley, Jr.
02)	Ana B. Amicarella	07)	G. Michael Lynch
03)	Valerie A. Bonebrake	08)	Thomas Schmitt
04)	C. Robert Campbell	09)	Laurie A. Tucker
05)	R. Craig Carlock	10)	W. Gilbert West

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

E92892-P33643

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Thomas Schmitt and R. Craig Carlock, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2020 Annual Meeting of Shareholders to be held in The Explorer Room, Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337 on May 12, 2020, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation, will be presented at the meeting and on other matters, which may properly come before the 2020 Annual Meeting and any adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the director nominees, and "FOR" Proposals 2 and 3.

Continued and to be signed on reverse side